Exhibit 99.1

NEWS RELEASE

HECLA INCREASES QUARTERLY DIVIDEND 50% AND

ENHANCES THE SILVER-LINKED DIVIDEND

Policy lowers the trigger for the silver-linked dividend to $25

FOR IMMEDIATE RELEASE

September 1, 2020

COEUR D’ALENE, IDAHO -- Hecla Mining Company (“Hecla”)(NYSE:HL) is pleased to announce that its Board of Directors has increased the quarterly dividend 50% and lowered the realized price threshold for the silver-linked dividend.

Since 2012, Hecla’s minimum quarterly dividend has been an annualized one cent per share in addition to a silver-linked dividend. Today, Hecla is announcing that the Board is increasing the expected minimum quarterly dividend 50% to an annualized one and one-half cents per share and lowering the silver-linked dividend threshold price. If Hecla’s average realized silver price for a quarter is $25.00 per ounce, the new silver-linked quarterly dividend policy provides an annualized two cents per share, while at $30 and above, the realized silver-linked dividend per quarter is unchanged.

“Our Board’s adoption of this improved dividend policy reflects Hecla’s position as the United States’ largest silver producer with mines that have strong operating performance and high silver margins,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “Our long-standing dividend policy has been enhanced with a larger base dividend and a lower price trigger for the silver-linked dividend. As prices rise, shareholders should get more of the company’s cash flow which imposes continued strong operating and capital cost discipline.”

“Given Hecla’s realized prices quarter to date, if in September Hecla realizes $25 per silver ounce sold, the dividend paid in the fourth quarter is expected to be 3.5 times higher than the last dividend paid. So, the enhanced policy gives shareholders a substantial increase in their returns or more than a dollar dividend for every ounce of silver Hecla produces in the quarter.”

The table below provides an overview of the augmented silver-linked dividend policy and the increased minimum dividends.

Quarterly Average Realized Silver Price	Quarterly Silver-Linked Dividend	Annualized Silver-Linked Dividend	Annualized Minimum Dividends	Annualized Dividends: Silver-Linked & Minimum Dividends
$25	$.005	$.02	$.015	$.035
$30	$.01	$.04	$.015	$.055
$35	$.02	$.08	$.015	$.095
$40	$.03	$.12	$.015	$.135
$45	$.04	$.16	$.015	$.175
$50	$.05	$.20	$.015	$.215
$55	$.06	$.24	$.015	$.255
$60	$.07	$.28	$.015	$.295

Hecla Mining Company ● 1-800-432-5291● hmc-info@hecla-mining.com

The declaration and payment of dividends remains at the sole discretion of the Board of Directors and will depend on Hecla’s financial results, cash requirements (including for preferred dividends, operations, capital projects, exploration and development, litigation and settlements, acquisitions, and other items), future prospects and other factors deemed relevant by the Board. Investors are cautioned that this revised dividend policy is not a guarantee that a dividend will be declared or paid in any particular period in the future.

Visit Hecla’s new website at www.hecla-mining.com which includes more in-depth information about the company, our people, our properties, interesting historical and silver facts, social responsibility initiatives and accomplishments, and a detailed investor section.

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as strategies, plans, anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Jeanne DuPont

IR Communications Coordinator

800-HECLA91 (800-432-5291)

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291● hmc-info@hecla-mining.com

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